||
First Amendment to
Amended and Restated Employment Agreement

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of March 7, 2012 (the “Effective Date”), is entered into by and between Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), and Craig Monaghan (“Executive”). All capitalized terms used herein but not defined shall have the meanings provided in the Employment Agreement (as defined below).

RECITALS

WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement, dated as of December 30, 2011 (the “Amended and Restated Employment Agreement”); and

WHEREAS, effective as of the Effective Date, the Company and Executive mutually desire to amend certain change in control provisions of the Amended and Restated Employment Agreement as set forth in this First Amendment to Employment Agreement (the “Amendment”).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Executive hereby amend the Amended and Restated Employment Agreement as follows:

1.	Section 1(f) of the Amended and Restated Employment Agreement is hereby deleted and replaced in its entirety with the following:

“(f) “Change in Control” shall have the meaning set forth in the Company's Amended and Restated 2002 Equity Incentive Plan, as amended and restated on February 8, 2012.”

2.	Section 4(e) of the Amended and Restated Employment Agreement is hereby deleted and replaced in its entirety with the following:

“(e) Severance (Change in Control). If within 2 years following a Change in Control (as defined herein), Executive is terminated without Cause or resigns for Good Reason, subject to Sections 4(f) and (g) below, Executive shall be entitled to: (1) 200% of Base Salary, plus 200% of Target Annual Bonus, payable in a single lump sum; (2) a pro-rated bonus based on Target Annual Bonus for the year in which the Executive's termination of employment occurs, payable in a single lump sum when other Company bonuses are paid for such year, but in no event later than the Bonus Payment Date; and (3) continued participation for the period commencing on the date of Executive's termination of employment and ending on the 24-month anniversary thereof (the “24-Month Period”) in health, dental, disability, and life insurance plans at the same level of coverage and Executive contribution as was in effect immediately prior to Executive's termination of employment; provided, however, that if (A) any plan pursuant to which such health and dental benefits are provided is not, or ceases prior to the expiration of the 24-Month Period to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), (B) the Company cannot provide the health, dental, disability and/or life insurance benefits without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), or (C) the Company is otherwise unable under applicable law to continue to cover Executive or Executive's dependents under its group health, dental, disability and/or life insurance plans without violating a prohibition on such coverage or incurring penalties and/or additional taxes as a result of such coverage, then, in any such case, an amount equal to each remaining premium payment shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the 24-Month Period (or the remaining portion thereof). Additionally, (i) all equity and long term incentive awards granted to Executive prior to January 1, 2012 that have not vested will become 100% vested on the effective date of the Change in Control, and (ii) all equity and long term incentive awards granted to Executive on or after January 1, 2012 that have not vested will vest in accordance with the applicable provisions of the applicable incentive plan(s) and award agreement(s). The payment of severance shall be conditioned upon Executive's signing (and not revoking within the revocation period, if any, provided pursuant to the applicable release agreement) of a general release in favor of the Company. Nothing contained herein shall limit or impinge any other rights or remedies of the Company or Executive under any other agreement or plan to which Executive is a party or of which Executive is a beneficiary.”

3.	Incorporation into Amended and Restated Employment Agreement. This Amendment shall be and is hereby incorporated in and forms a part of the Amended and Restated Employment Agreement.

4.
Survival of Amended and Restated Employment Agreement. Except as expressly provided herein, all terms and conditions of the Amended and Restated Employment Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment as of the date first above written.

EXECUTIVE

/s/ Craig Monaghan ___________________________________
Craig Monaghan

ASBURY AUTOMOTIVE GROUP, INC.

/s/ Joe Parham
___________________________________
By: Joe Parham
Its: VP, Chief Human Resources Officer